Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the registration of additional shares of common stock of Vimeo, Inc. of our reports dated February 27, 2023, with respect to the consolidated financial statements of Vimeo, Inc. and the effectiveness of internal control over financial reporting of Vimeo, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 30, 2023